Global Axcess Corp Announces First Quarter 2008 Financial Results

- Generated $112,200 of Net Income for First Quarter 2008 -
- Income from continuing operations increased $185,900 from Q1 2007 -
- Achieved highest quarterly gross profit dollars and percentage in Company history -

JACKSONVILLE, FL, APRIL 30, 2008 /PRNewswire-FirstCall/ - Global Axcess Corp (OTCBB: GAXC) (the “Company”), an independent provider of ATM solutions, today announced the financial results for the first quarter ended March 31, 2008.

The Company reported revenues from continuing operations of approximately $5.5 million for the first quarter ended March 31, 2008, up from the reported revenues of approximately $5.3 million for the same period of 2007. This represented an increase of approximately 4.9% over first quarter of 2007.

The Company recorded net income for the first quarter ended March 31, 2008 of approximately $112,200, which compares to net income of $101,200 for the same period of 2007. First quarter 2007 net income included $175,000 of income from discontinued operations relating to a sale of a subsidiary. Income from continuing operations increased $185,900 for the first quarter of 2008 as compared to the first quarter of 2007. The first quarter of 2008 represented the sixth consecutive quarter of positive earnings since the Company announced its restructuring plan in the third quarter of 2006.

The Company achieved gross profit from continuing operations of approximately $2.4 million or 43.6% of revenue for the three-month period ended March 31, 2008. This compared to $2.2 million or 41.3% of revenue for the same period of 2007 or an increase in gross profit dollars of 10.7% over first quarter of 2007. First quarter 2008 gross profit represented the highest quarterly gross profit dollars and quarterly gross profit percentage in the Company’s history.

SG&A expenses were approximately $1.3 million, or 23.8% of revenue for the first quarter 2008 versus $1.4 million, or 26.3% of revenue for the same period in 2007.

Depreciation and amortization expense increased by approximately $45,400 to $593,500 for the three-month period ended March 31, 2008 as compared to $548,100 for the same period in 2007.

During the first quarter of 2008, the Company recorded interest expense of approximately $309,600. This is compared to interest expense of approximately $317,500 for the same period in 2007. Included in the first quarter 2008 interest expense was $44,000 of non-cash expense relating to the interest swap agreement the Company entered into with its senior lender in October 2005.

The Company’s EBITDA (earnings before net interest, taxes, depreciation and amortization) increased to $1,015,300 for the first quarter of 2008 from $966,900 for the first quarter of 2007. Excluding the $175,000 income from discontinued operations in Q1 2007, EBITDA would have increased $223,400 or 28.2% over the same period in 2007.

EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in this release.

Michael J. Loiacono, Chief Financial Officer of the Company, stated, “We continue to execute our business plan to grow revenue and margins while controlling our cost structures. The first quarter of 2008 showed positive strides in our efforts to increase gross profit in dollars and on a percentage of revenue basis. I am pleased to see that we were able to deliver higher than expected net income in a quarter which traditionally precedes our two highest volume quarters. We remain focused and driven to make 2008 the most profitable year in the Company’s history.”

Mr. George McQuain, Chief Executive Officer of Global Axcess, stated, “I remain proud of our employees for their efforts in attaining the positive results this quarter. To produce EBITDA of over one million dollars a quarter after setting a company record of EBITDA during fiscal 2007 shows that our momentum continued as we headed into the new year. Likewise, we are very proud to achieve the highest gross profit dollars and percentage for any given quarter in the Company’s history.”

Conference Call Information

The conference call will take place at 10:00 a.m. Eastern, on Thursday, May 1, 2008. Anyone interested in participating should call (888) 668-1636 and enter pass code 2702684 if calling within the United States or (913) 312-1395 and pass code 2702684 if calling internationally, approximately 5 to 10 minutes prior to 10:00 a.m. There will be a playback available until May 9, 2008. To listen to the playback, please call (888) 203-1112 if calling within the United States or (719) 457-0820 if calling internationally. Please use pass code 2702684 for the replay.

The call is being webcast as well and can be accessed at Global’s website at http://www.globalaxcess.biz. The webcast will be archived and available through August 1, 2008.

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of ATM services in the United States. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (NMS), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns and operates 4,271 ATMs in its national network spanning 44 states. For more information on the Company, please visit http://www.globalaxcess.biz.

Investors
Sharon Jackson, 904-395-1149
Sharon.Jackson@GLXS.biz

This press release may contain forward-looking statements. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause Global Axcess’ actual results to differ materially from the results indicated by these forward-looking statements. For a list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1 of the Company's Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on March 05, 2008, and other filings that have been filed with the Securities and Exchange Commission. Global Axcess assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise and such statements are current only as of the date they are made.

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2008

ASSETS
Current assets
Cash and cash equivalents	$650,189
Accounts receivable, net of allowance for doubtful accounts of $23,086	1,037,570
Inventory	269,078
Prepaid expenses and other current assets	134,173
Total current assets	2,091,010

Fixed assets, net	5,212,217

Other assets
Merchant contracts, net	11,878,159
Intangible assets, net	4,153,249
Deferred tax asset - non-current	339,800
Other assets	11,595

Total assets	$23,686,030

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,280,400
Notes payable - related parties - current portion, net	21,536
Senior lenders' notes payable - current portion, net	702,957
Capital lease obligations - current portion	782,427
Total current liabilities	4,787,320

Long-term liabilities
Notes payable - related parties - long-term portion, net	1,314,240
Senior lenders' notes payable - long-term portion, net	4,561,970
Capital lease obligations - long-term portion	696,434
Total liabilities	11,359,964

Stockholders' equity
Preferred stock; $0.001 par value; 5,000,000 shares
authorized, no shares issued and outstanding	-
Common stock; $0.001 par value; 45,000,000 shares
authorized, 21,021,786 shares issued, 20,973,924 outstanding	21,022
Additional paid-in capital	22,533,232
Accumulated deficit	(10,216,222)
Treasury stock; 47,862 shares of common stock at cost	(11,966)
Total stockholders' equity	12,326,066
Total liabilities and stockholders' equity	$23,686,030

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	For the Three Months Ended
	March 31, 2008	March 31, 2007

Revenues	$5,528,360	$5,270,990

Cost of revenues	3,120,044	3,094,674
Gross profit	2,408,316	2,176,316

Operating expenses
Depreciation and amortization	593,495	548,141
Selling, general and administrative	1,313,375	1,385,285
Stock compensation expense	79,648	-
Total operating expenses	1,986,518	1,933,426
Operating income from continuing operations
before items shown below	421,798	242,890

Interest expense, net	(309,643)	(317,531)
Gain on sale of assets	-	860
Income (loss) from continuing operations	$112,155	$(73,781)
Income from discontinued operations, net of tax	$-	$175,000
Net Income	$112,155	$101,219

Income (loss) per common share - basic:
Income (loss) from continuing operations	$0.01	$-
Income from discontinued operations	$-	$0.01
Net Income per common share	$0.01	$0.01

Income (loss) per common share - diluted:
Income (loss) from continuing operations	$0.01	$-
Income from discontinued operations	$-	$0.01
Net Income per common share	$0.01	$0.01

Weighted average common shares outstanding:
Basic	20,973,924	21,021,786
Diluted	20,973,924	21,021,786

GLOBAL AXCESS CORP AND SUBSIDIARIES
  EBITDA Reconciliation
(Unaudited)

	For the Three Months Ended
	March 31, 2008	March 31, 2007

Net income	$112,155	$101,219
Provision for income taxes	-	-
Interest expense, net	309,643	317,531
Depreciation and amortization	593,495	548,141
EBITDA	$1,015,293	$966,891

GLOBAL AXCESS CORP AND SUBSIDIARIES
  EBITDA from Continuing Operations Reconciliation
 (Unaudited)

	For the Three Months Ended
	March 31, 2008	March 31, 2007

Income (loss) from continuing operations	$112,155	$(73,781)
Provision for income taxes	-	-
Interest expense, net	309,643	317,531
Depreciation and amortization	593,495	548,141
EBITDA from continuing operations	$1,015,293	$791,891